UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2009

SHELTER PROPERTIES V LIMITED PARTNERSHIP

(Exact name of Registrant as specified in its charter)

            South Carolina            0-11574                 57-0721855

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Shelter Properties V Limited Partnership (the “Registrant” or “Seller”) owns Lake Johnson Mews Apartments (the “Property”), a 201-unit apartment complex located in Raleigh, North Carolina.  On May 1, 2009 (the “Effective Date”), the Seller entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Pennsylvania Realty Group, Inc., a Pennsylvania corporation (the “Purchaser”), to sell Lake Johnson Mews to the Purchaser for a total sales price of $10,850,000.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as an exhibit.

PURCHASE PRICE.  The total purchase price is $10,850,000 subject to certain prorations and adjustments at the closing.  The Purchaser delivered an initial deposit of $108,500 on the Effective Date.  On or before the date the feasibility period expires, the Purchaser is required to deliver an additional deposit of $108,500.  At closing, subject to the Purchaser’s ability to assume the outstanding mortgage loans currently encumbering the Property, Purchaser will receive a credit against the purchase price in the amount of the mortgage loans and accrued interest. If the Purchaser fails to notify the Seller in writing of its intent to terminate the contract prior to the end of the feasibility period, the initial deposit will become non-refundable.

CLOSING.  The parties agreed that the Purchaser would assume the mortgage loans on the Property at closing. The Purchaser has until June 15, 2009 to obtain approval from the existing lender to assume the property’s mortgage loans.  If the Purchaser notifies the Seller on June 15, 2009 that loan assumption approval was not obtained and the Purchaser used its best efforts to obtain the loan assumption approval, the Purchaser will have the right to terminate the Purchase Agreement. The expected closing date of the transaction is the earlier of 10 days after lender’s approval of the loan assumption or July 30, 2009. The Purchaser has the right to extend the closing date by 30 days by delivering a written notice to the Seller no later than five days prior to the then scheduled closing date together with an additional deposit of $50,000. The Seller has the right to extend the closing to October 1, 2009 or to a date following the then scheduled closing date in order to finalize documentation related to the loan assumption by delivering written notice to the Purchaser. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Seller will pay transfer taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, search costs and premium related to the title policy and one-half of the customary closing costs of the escrow agent. The Purchaser will pay sales, use, gross receipts or similar taxes, the balance of costs related to the title policy (including costs relating to procurement of any requested endorsements to the title policy), recording fees associated with any new debt and one-half of the customary closing costs of the escrow agent.

REPRESENTATIONS AND WARRANTIES.  The Seller and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to the Property by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $250,000 will be borne by the Seller. The Seller must maintain in full force and effect until the closing date all existing insurance coverage on the Property.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Seller.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, the Purchaser will forfeit its deposits to the Seller, and neither party will be obligated to proceed with the purchase and sale.  The Seller expressly waived the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Seller, prior to the closing, defaults in its representations, warranties, covenants, or obligations, the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $75,000 or (ii) subject to certain conditions, seeking specific performance of the Seller’s obligation to deliver the deed pursuant to the Purchase Agreement.

Item 9.01   Financial Statements and Exhibits

(c)   Exhibits

10(ii)(j)   Purchase and Sale Contract between Shelter Properties V Limited Partnership, a South Carolina limited partnership and Pennsylvania Realty Group, Inc., a Pennsylvania corporation, dated May 1, 2009. *

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELTER PROPERTIES V LIMITED PARTNERSHIP

By:  Shelter Realty V Corporation

Corporate General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Vice President

Date: May 7, 2009